Exhibit 99.1

NEWS RELEASE

	CONTACTS:	Wayne Whitener
Chief Executive Officer
TGC Industries, Inc.
(972) 881-1099

Jack Lascar / Karen Roan
Dennard•Lascar Associates
FOR IMMEDIATE RELEASE		(713) 529-6600

TGC Industries Reports Record Fourth Quarter and Year-end 2012 Results

•                  Record fourth quarter revenues of $57 million, a 44% increase

•                  Record fourth quarter EPS of $0.20, an 18% increase

•                  Record annual revenues of $196 million, a 30% increase

•                  Record 2012 EPS of $0.75, a 42% increase

•                  15 seismic crews currently operating in North America

PLANO, TEXAS — February 25, 2013 — TGC Industries, Inc. (NASDAQ: TGE) (“TGC”) today announced financial results for the fourth quarter and year ended December 31, 2012.  Revenues for the fourth quarter increased 44% to $57.1 million, a fourth quarter record, compared to $39.6 million in the fourth quarter of 2011.  Net income rose 21% to a fourth quarter record of $4.2 million, or $0.20 per diluted share, compared to net income of $3.4 million, or $0.17 per diluted share, in the fourth quarter of 2011.  EBITDA* (earnings before net interest expense, taxes, depreciation, and amortization) increased 26% to $14.0 million compared to $11.1 million in the fourth quarter of 2011.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “We generated strong quarterly results, with revenues and earnings increasing 44% and 21%, respectively, compared to a year ago, both record levels for a fourth quarter.  Our quarterly results benefitted from the productivity of our new equipment and higher capacity utilization of our crews, as well as a higher crew count in the U.S. and Canada compared to a year ago.  We also reported record annual results for 2012, with revenues reaching $196 million, a 30% increase over 2011, and earnings rising over 40% to $0.75 per diluted share.  Our record results for 2012 are primarily attributable to increased efficiencies of our new wireless recording technology and the deployment of additional seismic crews during the year.  In addition, we benefitted from our strong and established presence in Canada, which gives us an advantage in that market.

“Over the past three years, we have invested over $100 million in new advanced equipment to provide our customers with the latest available technology as well as maintain optimal efficiency of our crews.  This major investment should continue to bring us the benefits of these new technologies and allow us to be in a cash building mode this year.  Also, during this period of growth, we have continued to maintain our low cost structure as evidenced by our SG&A expense ratio being in the 4% range for both the fourth quarter and year.  Our backlog at year-end was approximately $81 million compared to $103 million at the end of the previous quarter as we efficiently work through our Canadian backlog.

“With respect to current market conditions, bidding activity remains brisk, but economic and regulatory uncertainties continue to impact the timing of contract awards.  We are currently operating 15 crews, consisting of nine crews in the U.S. and six crews in Canada.   With the visibility our U.S. backlog provides, we currently anticipate that we will maintain nine U.S. crews working well into the year.

“We ended the year with approximately $9 million in cash and generated $39 million in cash from operations in 2012.  The Company’s capital structure remains strong, and we continue to maintain the financial and operational flexibility to capitalize on potential market opportunities,” concluded Mr. Whitener.

FOURTH QUARTER 2012

Fourth quarter 2012 revenues were $57.1 million compared to $39.6 million in the fourth quarter of 2011.  TGC operated nine crews in the U.S. for the entire fourth quarter and began the quarter with four crews operating in Canada, with a fifth Canadian crew deployed in the latter part of the fourth quarter.  This compares to eight crews operating in the U.S. and four crews operating in Canada in the fourth quarter of 2011.

Gross profit margin in the 2012 fourth quarter was 28.5% compared to 34.0% in the fourth quarter of 2011, with the decrease primarily due to land permitting delays and an increase in shot-hole work.  Cost of services in the quarter increased to $40.8 million from $26.1 million in the fourth quarter of 2011.  As a percentage of revenues, cost of services was 71.5% in this year’s fourth quarter compared to 66.0% in the fourth quarter of 2011.

Selling, general and administrative expenses (“SG&A”) declined to $2.3 million compared to $2.4 million in the fourth quarter of 2011.  SG&A as a percentage of revenues for the fourth quarter was 4.0% compared to 6.1% in the fourth quarter a year ago, primarily due to increased revenues.  Depreciation and amortization expense increased to $6.9 million from $5.0 million in the fourth quarter of 2011, largely the result of purchases of new GSX wireless equipment during 2012 to satisfy customer demand.

Income from operations increased 17% to $7.1 million in the fourth quarter of 2012 from $6.0 million in the fourth quarter a year ago.  Net income in this year’s fourth quarter was $4.2 million, or $0.20 per diluted share, compared to $3.4 million, or $0.17 per diluted share, a year ago.  Fourth quarter 2012 EBITDA* (earnings before net interest expense, taxes, depreciation, and amortization) increased 26% to $14.0 million compared to $11.1 million in the fourth quarter of 2011.

*A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

FULL YEAR 2012 RESULTS

Revenues for 2012 increased 30% to $196.3 million compared to $151.0 million in 2011.  Gross margin was 31.1% in both 2012 and 2011.  Cost of services in 2012 was $135.3 million compared to $104.0 million a year ago.

SG&A expense in 2012 declined to $8.8 million from $9.6 million for 2011.  As a percentage of revenues, SG&A expense for 2012 decreased to 4.5% from 6.4% in 2011.  Depreciation and amortization expense for 2012 rose to $25.5 million from $19.2 million in 2011.

Income from operations for 2012 increased 47% to $26.8 million compared to $18.2 million last year.  Net income for 2012 was $15.7 million, or $0.75 per diluted share, compared to $10.8 million, or $0.53 per diluted share, in 2011.  Full year 2012 EBITDA* rose 40% to a record $52.3 million, or 26.6% of revenues, compared to $37.4 million, or 24.7% of revenues, in 2011.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, February 25, 2013, at 9:30 a.m. Eastern Time / 8:30 a.m. Central Time.   To participate in the conference call, dial 480-629-9771 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 11, 2013.  To access the replay, dial 303-590-3030 using a pass code of 4592349#.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download, and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, is a leading provider of seismic data acquisition services with operations throughout the continental United States and Canada.  The Company has branch offices in Houston, Midland, Oklahoma City and Calgary.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations and projections are disclosed in the Company’s Securities and Exchange Commission filings, and include, but are not limited to, the dependence upon energy industry spending for seismic services, the unpredictable nature of forecasting weather, the potential for contract delay or cancellation, and the potential for fluctuations in oil and gas prices.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Tables to follow

TGC Industries, Inc.

Consolidated Statement of Earnings

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Revenue	$57,053,170	$39,552,361	$196,317,215	$151,028,582

Cost and expenses
Cost of services	40,802,592	26,084,863	135,279,937	104,022,944
Selling, general, administrative	2,270,535	2,415,360	8,755,270	9,626,679
Depreciation and amortization expense	6,911,388	5,004,503	25,502,597	19,214,069
	49,984,515	33,504,726	169,537,804	132,863,692

Income from operations	7,068,655	6,047,635	26,779,411	18,164,890

Interest expense	349,450	209,234	1,222,454	784,425

Income before income taxes	6,719,205	5,838,401	25,556,957	17,380,465

Income tax expense	2,569,107	2,402,273	9,885,078	6,547,250

NET INCOME	$4,150,098	$3,436,128	$15,671,879	$10,833,215

Earnings per common share:
Basic	$0.20	$0.17	$0.76	$0.54
Diluted	$0.20	$0.17	$0.75	$0.53

Weighted average number of common shares outstanding:
Basic	20,653,799	20,238,876	20,489,179	20,205,524
Diluted	20,969,274	20,552,135	20,855,596	20,522,287

All per share amounts have been adjusted for the 5% stock dividend paid May 14, 2012 to shareholders of record as of April 30, 2012.

The statement of operations reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC Industries, Inc.

Condensed Consolidated Balance Sheet

	December 31,	December 31,
	2012	2011

Cash and cash equivalents	$8,614,244	$15,745,559
Receivables (net)	35,640,758	19,351,023
Prepaid expenses and other	8,088,722	6,708,414
Current assets	52,343,724	41,804,996
Other assets (net)	298,347	279,400
Property and equipment (net)	89,385,767	57,796,831
Total assets	$142,027,838	$99,881,227

Current liabilities	$40,127,631	$21,948,467
Long-term obligations	16,297,535	6,955,504
Long-term deferred tax liability	7,617,111	7,257,576
Shareholders’ equity	77,985,561	63,719,680
Total liabilities & equity	$142,027,838	$99,881,227

TGC Industries, Inc.

Reconciliation of EBITDA to Net Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income	$4,150,098	$3,436,128	$15,671,879	$10,833,215
Depreciation	6,911,388	5,004,503	25,502,597	19,214,069
Interest expense	349,450	209,234	1,222,454	784,425
Income tax expense	2,569,107	2,402,273	9,885,078	6,547,250

EBITDA	$13,980,043	$11,052,138	$52,282,008	$37,378,959

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